EXHIBIT 4.2

EMPHASYS MEDICAL, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 29th day of June 2006, by and among Emphasys Medical, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock listed on Exhibit A attached hereto (the “Prior Investors”), and the holders of the Company’s Series E Preferred Stock also listed on Exhibit A attached hereto (the “Series E Investors,” and, together with the Prior Investors, the “Investors”).

RECITALS

A. On July 16, 2001, the Company and certain of the Prior Investors entered into an Amended and Restated Investors’ Rights Agreement, as amended on March 26, 2002 (the “Investors’ Rights Agreement”), as further amended and restated by a Second Amended and Restated Investors’ Rights Agreement made as of January 31, 2003, and as further amended and restated by a Third Amended and Restated Investors’ Rights Agreement made as of June 17, 2004, pursuant to which the holders of Series D Preferred Stock became parties to the Investors’ Rights Agreement (the “Prior Rights Agreement”), pursuant to which the Company granted the Prior Investors certain rights.

B. The Company and the Series E Investors have entered into a Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to the Series E Investors and the Series E Investors desire to purchase from the Company shares of the Company’s Series E Preferred Stock. A condition to the Series E Investors’ obligations under the Purchase Agreement is that the Company and the Investors enter into this Agreement in order to amend and restate the Prior Rights Agreement to include the Series E Investors and provide the Investors with, among other things, (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities.

C. The Company and the Prior Investors desire to so amend and restate the Prior Rights Agreement. Effective and contingent upon execution of this Agreement by the Company, and the holders of a majority of the Registrable Securities then outstanding, the Prior Rights Agreement, as amended, is hereby declared null and void and is amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors hereby agree to be bound by the provisions hereof as their sole agreement of the Company and the Investors with respect to registration rights of the Company’s securities and certain other rights as set forth herein.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof, in each case so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.15 hereof;

(c) The number of shares of “Registrable Securities then outstanding” shall be the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934;

(f) The term “SEC” means the Securities and Exchange Commission; and

(g) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $7.20 per share (appropriately adjusted for any stock split, dividend combination or other recapitalization) and which results in aggregate cash proceeds to the Company of $30,000,000 (net of underwriting discounts and commissions).

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) June 29, 2009, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from (u) the Holders of a majority of the Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series A Preferred Stock, (v) the Holders of a majority of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series B Preferred Stock, (w) the Holders of at least 20% of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series C Preferred Stock covering the registration of not less than 20% of the Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series C Preferred Stock, (x) the Holders of at least 20% of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series D Preferred Stock covering the registration of not less than 20% of the Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series D Preferred Stock, (y) the Holders of at least 20% of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series E Preferred Stock covering the registration of not less than 20% of the Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series E Preferred Stock, or (z) the Holders of a majority of all Registrable Securities then outstanding, that the Company file a registration statement under the Securities Act covering the registration of not less than an aggregate offering price of $5,000,000, net of underwriting discounts and commissions, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within 90 days of the receipt of such request, the registration under the Securities Act on Form S-1 (or any other form which includes substantially the same information as would be required to be included in a registration statement or such form), unless a majority in interest of the Initiating Holders shall have agreed otherwise in writing, of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.4.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (including without limitation securities to be sold by the Company) are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement for a specified period of not more than 90 days after receipt of the request of the Initiating Holders, the Company shall have the right to defer such filing for such period; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the one hundred eighty (180) day period commencing with the effective date of the first firmly underwritten offering of the Company’s Common Stock;

(iii) If the Initiating Holders have received, within thirty (30) days of their request, notice from the Company of the Company’s intent to file a registration statement subject to Section 1.3 hereof and provided that the Company is actively employing in good faith all reasonable efforts to include in such registration all Registrable Securities requested to be so included in accordance with Section 1.3 and to cause such registration statement to become effective, for ninety (90) days following the Initiating Holders’ receipt of such notice; or

(iv) If the Initiating Holders propose to dispose of shares of Registrable Securities (other than by means of an underwriting) that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after receipt of such notice from the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be included in such registration and in any underwriting involved therein all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the

Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected for a specified period not to exceed 90 days from the Company’s receipt of the request of the Holder or Holders under this Section 1.4, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for such specified period; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending ninety (90) days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days. Such registration statement shall be for an offering to be made on a continuous or delayed basis (a so-called “shelf registration statement”) if the Company is eligible for the use thereof and the Holders of a majority of the Registrable Securities to be registered have requested a shelf registration statement.

(b) At the written request of the Holders requesting registration of Registrable Securities pursuant to this Section 1, provide to one legal counsel designated by such Holders as provided in Section 1.7 below, without charge and at least five (5) days prior to filing with the SEC, the registration statement and any amendment or supplement to the registration statement, for review. The Company shall negotiate in good faith with such designated counsel toward resolving any reasonable objection of such designated counsel that the registration statement or any amendment or supplement to the registration statement or prospectus does not comply in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder prior to filing the registration statement, supplement or amendment, unless in the opinion of counsel to the Company filing of the amendment or supplement is reasonably necessary to protect the Company from liability under applicable federal or state law and the filing will not violate applicable law. In addition, the Company shall provide to the designated counsel copies of any correspondence with the SEC or its staff relating to the filing or effectiveness of the registration statement. The Company shall not be required to provide copies of reports filed under the Exchange Act to such designated counsel for review and shall not suffer any adverse consequence for failure to comply with this Agreement if the failure to comply is caused by a delay in review or comment by such designated counsel.

(c) Comply in all material respects with the provisions of the Securities Act regarding disposition of the Registrable Securities covered by the registration statement and comply in all material respects with all applicable rules and regulations of the SEC in connection with any registration under this Agreement.

(d) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty (180) days.

(e) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(f) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(g) Promptly notify the Holders upon receipt of notice by the Company of the time when the registration statement has become effective or a supplement to any prospectus forming a part of the registration statement has been filed.

(h) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. Use its best efforts to cooperate in the underwritten offering, including causing key executives of the Company to participate under the direction of the managing underwriter in “road show” presentations in such locations and of such duration as in the reasonable judgement of such managing underwriter are appropriate.

(i) Immediately notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for such time as the registration statement remains effective.

(j) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(k) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(l) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(m) Notify the Holders promptly after the Company receives (i) notice that the SEC has issued a stop order suspending the effectiveness of a registration statement or initiated or threatened to initiate any proceeding for that purpose, or (ii) any notice with respect to the suspension or threatened suspension of the registration or qualification of any Registrable Securities under the securities or Blue Sky laws of any jurisdiction. In addition, the Company shall promptly use its best efforts to prevent the issuance of any stop order or suspension of registration or qualification, or to obtain the withdrawal of any stop order or suspension of registration or qualification if issued.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless (i) the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or (ii) if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, in which case the Holders will not be required to pay any of such expenses.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them shall be borne by the Company.

(c) Registration on From S-3. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.4 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), subject to compliance with the terms of Section 1.10 herein, and then only in such quantity as the underwriters determine reasonably in their sole discretion and so advise the Company and the Holders in writing will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering pursuant to Section 1.3 only that number of such securities, including Registrable Securities, which the underwriters determine reasonably in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders participating under Section 1.3 according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of such selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities (including without limitation any securities to be sold by the Company) included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, such selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included pursuant to Section 1.3; provided, however, that if any of the Holders’ securities are excluded from a registration pursuant to operation of this Section 1.8, then no party (other than a Holder) shall sell shares in such registration other than the Company. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder (which for purposes of this Section 1.10(a) shall be deemed to include the officers, directors, employees, agents, members and partners of a Holder), any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly by any such Holder, underwriter or controlling person for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds (after deduction of all underwriters’ discounts and commissions and all other expenses paid by such Holder in connection with the registration in question) from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall not relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, except and solely to the extent that such indemnifying party is actually prejudiced by such failure to give notice. If, within a reasonable time after receipt of the notice, such indemnifying party shall not have assumed the defense of the action, such indemnifying party shall be responsible for any legal or other expenses incurred by such indemnified party incurred in connection with the defense of the action.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds (after deduction of all underwriters’ discounts and commissions and all other expenses paid by such Holder in connection with the registration in question) from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (a) a transferee or assignee of at least 250,000 shares of such securities (as adjusted for stock splits, stock dividends and the like), (b) a transferee or assignee who is a partner or retired partner of a Holder that is a partnership or a member or former member of a Holder that is a limited liability company, (c) a transferee or assignee that is a subsidiary, parent, or affiliate of a Holder that is a corporation, or (d) a transferee or assignee who is a “family member” (defined for purposes of this Section 1.12 as a spouse, ancestor, lineal descendant or sibling) of such Holder or a trust, the sole beneficiaries of which are the Holder and /or family members of such Holder (each, a “Permitted Transferee”), provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the Permitted Transferee agrees in writing to be bound by the obligations of a Holder under this Agreement, including without limitation the provisions of Section 1.14 below. All shares beneficially owned by affiliated entities or persons shall be aggregated together for purposes of determining whether a transferee or assignee is a Permitted Transferee. As a condition of such aggregation, holders of a majority of the shares of the aggregating persons and entities shall designate in writing from time to time one representative for all aggregating persons and entities, and the Company shall be entitled to definitively rely upon the authority of such representative and any action or omission of such representative in exercising or failing to exercise the rights hereunder.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of (i) a majority of the outstanding Registrable Securities consisting of Common Stock issued or issuable upon the conversion of Series A Preferred Stock, (ii) a majority of the outstanding Registrable Securities consisting of Common Stock issued or issuable upon the conversion of Series B Preferred Stock, (iii) ) a majority of the outstanding Registrable Securities consisting of Common Stock issued or issuable upon the conversion of Series C Preferred Stock, (iv) a majority of the outstanding Registrable Securities consisting of Common Stock issued or issuable upon the conversion of Series D Preferred Stock and (v) a majority of the outstanding Registrable Securities consisting of Common Stock issued or issuable upon the conversion of Series E Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 1.2 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company and such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers, directors, and greater than 1% stockholders (on an as converted and as exercised basis) of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any discretionary waiver or termination of the restrictions contained in such similar agreements by the Company or the underwriter shall apply to all Holders (according to the total amount of Registrable Securities owned by each Holder).

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of a Qualified IPO, or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the immediate sale of all of such Holder’s shares during a three-month period without registration.

2. Covenants of the Company.

2.1 Delivery of Financial Statements; Other Reports. The Company shall deliver any holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock or Common Stock issued upon conversion of such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock and to each Holder of at least 500,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (or such later date as the Board of Directors may approve), an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), certified by the Company’s Chief Financial Officer (or equivalent) and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company; and

(b) within forty-five (45) days of the end of each fiscal quarter, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such quarter, in reasonable detail, and which shall be certified by the Chief Financial Officer (or equivalent); and

(c) within thirty (30) days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail, and which shall be certified by the Chief Financial Officer (or equivalent); and

(d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e) promptly after the submission thereof to the Company, copies of all final reports and recommendations submitted by independent public accountants in connection with any annual or interim audit of the accounts of the Company made by such accountants; and

(f) with reasonable promptness, such other financial data relating to the business, affairs and financial condition of the Company as is available to the Company and as from time to time the Purchasers may reasonably request.

2.2 Inspection. The Company shall permit any holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock or

Common Stock issued upon conversion of such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock and each Holder of at least 500,000 shares of Registrable Securities (except for a Holder reasonably deemed by the Company to be a competitor of the Company), and any of its partners, officers or employees, or any outside representatives designated by such Holder and reasonably satisfactory to the Company, at such holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, lawyers and accountants, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers, upon the advice of legal counsel, to be a trade secret or similar confidential information unless the holder requesting the opportunity to examine such trade secret or similar confidential information (x) is not, in the reasonable judgment of the Company, a competitor of the Company and (y) enters into a non-disclosure agreement with the Company reasonably acceptable to the Company and the holder regarding such trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a “Major Investor” shall mean any person who holds at least 250,000 shares of the Series A Preferred Stock (or the Common Stock issued upon conversion thereof), at least 250,000 shares of Series B Preferred Stock (or Common Stock issued upon conversion thereof), at least 250,000 shares of Series C Preferred Stock (or Common Stock issued upon conversion thereof), at least 250,000 shares of Series D Preferred Stock (or Common Stock issued upon conversion thereof) or at least 250,000 shares of Series E Preferred Stock (or Common Stock issued upon conversion thereof) or any individual or entity acquiring at least 50,000 shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock from the holder of at least 250,000 shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock (in each case, as adjusted for stock splits, stock dividends and the like). For purposes of this Section 2.3, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself, its partners or affiliates in such proportions as it deems appropriate or any individual or entity acquiring at least 50,000 shares of Registrable Securities from a Major Investor.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 20 calendar days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion, exchange and exercise of all convertible, exchangeable or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder.

(c) The Company may, during the 60-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this paragraph 2.3 shall not be applicable to (i) the issuance of securities in connection with stock splits or dividends; (ii) the issuance or sale of up to 8,936,475 shares of Common Stock (or options therefor) to employees, consultants and directors, pursuant to stock option or stock purchase plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services; (iii) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions, the terms of which have been approved by the Board of Directors; (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities currently outstanding (including the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock); (v) the issuance of securities in connection with a bona fide acquisition, merger or similar transaction, the terms of which have been approved by the Board of Directors; (vi) the issuance of common stock in a public offering approved by the Board of Directors prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; (vii) the issuance of securities to an entity, as a component of any business relationship with such entity also involving a material marketing, distribution, product development and/or technology licensing arrangement approved by the Board of Directors; or (viii) the issuance of securities with the affirmative vote or written consent of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class, at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class, and at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock. In addition to the foregoing, the right of first offer in this paragraph 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor or designated affiliate or partner thereof is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(e) The holders of Registrable Securities, as that term is defined in the Prior Rights Agreement, on behalf of themselves and all holders of Registrable Securities pursuant to Section 3.4 of the Prior Rights Agreement, hereby waive any right of first offer, including the notice requirements related thereto, set forth in Section 2.3 of the Prior Rights Agreement with respect to the issuance of Series E Preferred Stock.

2.4 Insurance.

(a) The Company will, and will cause each subsidiary to, obtain and maintain in force such property damage, public liability, business interruption, worker’s compensation, indemnity bonds and other types of insurance as the Company’s executive officers, after consultation with an accredited insurance broker, shall determine to be necessary or appropriate to protect the Company from the insurable hazards or risks associated with the conduct of the Company’s business. The Company’s executive officers shall periodically report to the Board of Directors on the status of such insurance coverage.

(b) The Company has purchased and maintains, and shall continue to maintain, a “key person” life insurance policy, payable to the Company, on the life of the Chief Executive Officer of the Company, in the amount of $2 million, and shall not assign or change the beneficiary of such policy or borrow against such policy.

(c) Promptly following the closing under the Purchase Agreement, the Company shall obtain and maintain in force directors and officers insurance in an amount of not less than $5 million.

2.5 Directors’ and Stockholders’ Meetings. The Company shall promptly reimburse in full the directors elected solely by the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock for all their reasonable out-of-pocket expenses incurred in connection with the attending of meetings of the Board of Directors of the Company or any committee thereof. The Company shall maintain directors’ and officers’ insurance in such amounts and with such company(ies) as shall be reasonably acceptable to the Investors. The Company agrees, as a general practice, to hold a meeting of its Board of Directors at least four times each year, and during each year to hold its annual meeting of stockholders (or written consent in lieu thereof) on or approximately on the date provided in its Bylaws.

2.6 Employee Nondisclosure and Noncompetition Agreements. The Company shall obtain customary invention assignment, nondisclosure and nonsolicitation agreements from all employees and consultants, and will diligently enforce all of its rights under such agreements.

2.7 Independent Accountants. The Company will retain independent public accountants of recognized national standing approved by the Company’s Board of Directors who shall audit the Company’s consolidated financial statements at the end of each fiscal year. In the event the services of the independent public accountants, so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter engage another such firm of independent public accountants of national standing.

2.8 Preservation Of Corporate Existence. The Company will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

2.9 Compliance With Laws. The Company will use its best efforts to comply with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to materially and adversely affect its business or condition, financial or otherwise.

2.10 Prompt Payment Of Taxes, Etc. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all material lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to operations of the Company.

2.11 Maintenance Of Properties And Leases. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

2.12 Independent Appraisal. Within three (3) months of the date of this Agreement, the Company shall present to the Board of Directors an independent appraisal of the value of the Company’s Common Stock that meets the requirements of Section 401(a)(28)(C) of the Internal Revenue Code and the regulations thereunder.

2.13 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.12 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) when the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of and the Company is not the survivor, provided that such covenants shall not be terminated following a merger effected solely for the purpose of changing the domicile of the Company.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in this Section 2.13(a) above.

3. Miscellaneous.

3.1 Termination. Except for the obligations set forth in Section 1.10 herein, this Agreement shall terminate, and have no further force and effect five years following the consummation of a Qualified IPO.

3.2 Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation, or reorganization; provided, however, that the provisions of this Agreement shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if the Holders of Registrable Securities are entitled to receive in exchange therefor (i) cash or (ii) securities of the acquiring corporation that may be immediately sold without restriction to the public without registration under the Securities Act.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of (i) a majority of the Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series A Preferred Stock, (ii) a majority of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series B Preferred Stock, (iii) a majority of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series C Preferred Stock, (iv) a majority of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series D Preferred Stock and (v) at least two-thirds (2/3) of Registrable Securities then outstanding consisting of Common Stock issued or issuable upon the conversion of Series E Preferred Stock. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on Exhibit A hereto or as subsequently modified by written notice, and, if to the Company, with a copy to Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, CA 94025, Fax: (650) 324-0638, Attn: Edward Y. Kim, and if to Caduceus Private Investments II, LP, Caduceus Private Investments II (QP), LP or UBS Juniper Crossover Fund, L.L.C., 500 Fifth Avenue, New York, NY 10110, Fax: (212) 382-0050, Attn.: Mason H. Drake, and, if to Cargill Ventures, with a copy to Latham & Watkins LLP, Attn: Mark V. Roeder, 140 Scott Drive, Menlo Park, CA 94025, Fax: 650-463-2600.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

EMPHASYS MEDICAL, INC.

By: /s/ John G. McCutcheon
John G. McCutcheon, President and Chief Executive Officer

Address: 700 Chesapeake Drive
Redwood City, CA 94063

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

CADUCEUS PRIVATE INVESTMENTS II, LP

By: OrbiMed Capital II, LLC
its general partner

By: /s/ Jonathan Silverstein
Name: Jonathan Silverstein
Title: General Partner

CADUCEUS PRIVATE INVESTMENTS II (QP), LP

By: OrbiMed Capital II, LLC
its general partner

By: /s/ Jonathan Silverstein
Name: Jonathan Silverstein
Title: General Partner

UBS JUNIPER CROSSOVER FUND, L.L.C.

By: OrbiMed Advisors Inc.
as authorized signatory

By: /s/ Jonathan Silverstein
Name: Jonathan Silverstein
Title: General Partner

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MORGAN STANLEY DEAN WITTER VENTURE PARTNERS IV, L.P.
MORGAN STANLEY DEAN WITTER VENTURE INVESTORS IV, L.P.
MORGAN STANLEY DEAN WITTER VENTURE OFFSHORE INVESTORS IV, L.P.

By: MSDW Venture Partners IV, L.L.C. as General Partner of each of the limited partnerships named above

By: MSDW Venture Partners IV, Inc.

By: /s/ Melissa Daniels
Name: Melissa Daniels
Title: Vice President

MORGAN STANLEY VENTURE PARTNERS 2002 FUND, L.P.
MORGAN STANLEY VENTURE INVESTORS 2002 FUND, L.P.

By: MSVP 2002 Fund, L.L.C. as General Partner of each of the limited partnerships named above

By: MSVP 2002, Inc. as Member

By: /s/ Melissa Daniels
Name: Melissa Daniels
Title: Vice President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ST. PAUL VENTURE CAPITAL VI, LLC
By: SPVC Management VI, LLC
Its: Managing Member

By: /s/ David W. Stassen
Name: David W. Stassen
Title: Managing Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ADVANCED TECHNOLOGY VENTURES VI, L.P. By: ATV Associates VI, L.L.C., its General Partner

By: /s/ Michael A. Carusi
Michael A. Carusi, Managing Director

ATV ENTREPRENEURS VI, L.P. By: ATV Associates VI, L.L.C., its General Partner

By: /s/ Michael A. Carusi
Michael A. Carusi, Managing Director

ATV ALLIANCE 2001, L.P. By: ATV Alliance Associates, L.L.C., its General Partner

By: /s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Director

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MORGENTHALER PARTNERS VII, L.P. By: Morgenthaler Management Partners VII, LLC Its General Partner

By: /s/ Gary Shaffer
Member

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

New Enterprise Associates VIII, Limited Partnership By: NEA Partners VIII, Limited Partnership its General Partner By: General Partner

By: /s/ C. Richard Kramlich
Name: C. Richard Kramlich
Title: General Partner

New Enterprise Associates 8A, Limited Partnership By: NEA Partners 10, Limited Partnership its General Partner By: General Partner

By: /s/ C. Richard Kramlich
Name: C. Richard Kramlich
Title: General Partner

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

VLG INVESTMENTS 2006 LLC By: Heller Ehrman LLP, manager

By: /s/ Mark Royer
Name: Mark Royer
Title: Fund Manager

HEWM/VLG INVESTMENTS, LLC

By: /s/ Mark Royer
Name: Mark Royer
Title: Fund Manager

VLG ASSOCIATES 2000 a California general partnership

By: /s/ Mark Royer
Name: Mark Royer
Title: Fund Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ Mark B. Weeks
Mark B. Weeks

/s/ Edward Y. Kim
Edward Y. Kim

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ABS INVESTORS L.L.C.

By: /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Senior Manager

ABS VENTURES VII L.P.

By: Calvert Capital Caymans I L.L.C.

By: /s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Senior Manager

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ John G. McCutcheon
John G. McCutcheon

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ Anthony P.C. Yim
Anthony P.C. Yim, MA, DM, FRCS, FACS, FCCP

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ Kim Kniest
Kim Kniest

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

TRELLIS HEALTH VENTURES II L.P.

By: /s/ Paul J. Felton
Name: Paul J. Felton
Title: Manager, THV Management II LLC

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Mendelson Family Trust

By: /s/ Alan C. Mendelson
Name: Alan C. Mendelson
Title: Trustee

76 De Bell Drive
Atherton, California 94027
Phone: (650) 328-4600
Fax: (650) 463-2600

VP Company Investments 2004, LLC

By: /s/ Alan C. Mendelson
Name: Alan C. Mendelson
Title: Managing Member

c/o Chief Financial Officer
Latham & Watkins LLP
555 West Fifth Street, Suite 800
Los Angeles, CA 90013-1010
Phone: (213) 891-7220
Fax: (213) 891-7123

/s/ Mark V. Roeder
Mark V. Roeder

Attn: Mark V. Roeder
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Phone: (650) 328-4600
Fax: (650) 463-2600

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

CARGILL, INCORPORATED

By: /s/ Sanjiv Arora
Name: Sanjiv Arora
Title: Vice President, Cargill Ventures

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

INVESTORS

SERIES A INVESTORS

Investor	Number of Shares of Series A Preferred Stock
ABS Investors L.L.C. Susan Adams ABS Ventures 890 Winter Street, Suite 225 Waltham, MA 02451 E-MAIL: susan.adams@absventures.com	38,500

ABS Ventures VII L.P. Susan Adams ABS Ventures 890 Winter Street, Suite 225 Waltham, MA 02451 E-MAIL: susan.adams@absventures.com	2,161,500

The Will Family Trust dated 10-3-88, Allan R. Will and Heidi E. Will, Trustees c/o St. Paul Venture Capital 1600 El Camino Real, Suite 290 Menlo Park, CA 94025	500,000

Henry A. Plain, Jr. c/o The Foundry, LLC 199 Jefferson Drive Menlo Park, CA 94025	500,000

Frederick G. St. Goar	25,000

Soroush Kaboli	25,000

Philip John Webb & Evana Bronwyn Webb	50,000

The Beals Family Trust dated 7-28-97, Alyn T. Beals, Trustee c/o Beals Martin Associates 2596 Bay Road Redwood City, CA 94063	25,000

Investor	Number of Shares of Series A Preferred Stock
John Hall	10,000

VLG Investments LLC c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 TEL: (650) 854-4488 FAX: (650) 233-8386	43,350

VLG Associates 2000 c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 TEL: (650) 854-4488 FAX: (650) 233-8386	6,650

Mark B. Weeks c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 TEL: (650) 854-4488 FAX: (650) 233-8386	15,000

Mark Windfeld-Hansen c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 TEL: (650) 854-4488 FAX: (650) 233-8386	10,000

Edward Y. Kim c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 TEL: (650) 854-4488 FAX: (650) 233-8386	5,000

John G. McCutcheon and Stacey Paris McCutcheon, Trustees of the McCutcheon Family Trust UTD 7/19/99	500,000

The Fields/Ozer Family Trust	40,000

Total	3,955,000

SERIES B INVESTORS

Investor	Number of Shares of Series B Preferred Stock
Advanced Technology Ventures VI, L.P. 485 Ramona Street Palo Alto, CA 94301 TEL: 650-321-8601 FAX: 650-321-0934	2,217,222

ATV Entrepreneurs VI, L.P. 485 Ramona Street Palo Alto, CA 94301 TEL: 650-321-8601 FAX: 650-321-0934	110,861

ATV Alliance 2001, L.P. 485 Ramona Street Palo Alto, CA 94301 TEL: 650-321-8601 FAX: 650-321-0934	5,250

Morgenthaler Partners VII, L.P. 2730 Sand Hill Road, Suite 280 Menlo Park, CA 94025 TEL: 650-388-7600 FAX: 650-388-7601	2,333,333

ABS Investors L.L.C. Susan Adams ABS Ventures 890 Winter Street, Suite 225 Waltham, MA 02451 E-MAIL: susan.adams@absventures.com	10,560

ABS Ventures VII L.P. Susan Adams ABS Ventures 890 Winter Street, Suite 225 Waltham, MA 02451 E-MAIL: susan.adams@absventures.com	989,440

Randy Campbell	30,000

Rich Ferrick c/o Emphasys Medical 700 Chesapeake Drive Redwood City, CA 94063 TEL: (650) 364-0400	20,000

Mary McCutcheon	13,333

Investor	Number of Shares of Series B Preferred Stock
Jon Salveson Piper Jaffray 800 Niccollet Avenue Minneapolis, MN 55402 TEL: (612) 303-6363	20,000

Tom Schnettler Piper Jaffray 801 Niccollet Avenue Minneapolis, MN 55402 TEL: (612) 303-6464	20,000

Archie Smith Piper Jaffray 802 Niccollet Avenue Minneapolis, MN 55402 TEL: (612) 303-6263	20,000

VLG Investments LLC 275 Middlefield Road Menlo Park, CA 94025 TEL: (650) 324-7000 FAX: (650) 324-0638	20,000

RGIP, LLC One International Place Boston, MA 02110-2624 TEL: 617-951-7000 FAX: 617-951-7050	16,667

New Enterprise Associates VIII, Limited Partnership 2490 Sand Hill Road Menlo Park, CA 94025 TEL: (650) 854-9499 FAX: (650) 854-9397	52,800

New Enterprise Associates 8A, Limited Partnership 2490 Sand Hill Road Menlo Park, CA 94025 TEL: (650) 854-9499 FAX: (650) 854-9397	52,800

Getz Bros. Co. Ltd. 150 Post Street, Suite 500 San Francisco, CA 94108 TEL: (415) 772-5500 FAX: (415) 772-5659	363,636

TOTAL:	6,295,902

SERIES C INVESTORS

Investor	Number of Shares of Series C Preferred Stock
St. Paul Venture Capital VI, LLC 10400 Viking Drive, Suite 550 Eden Prairie, MN 55344	3,333,333

Advanced Technology Ventures VI, L.P. 485 Ramona Street Palo Alto, CA 94301-1708	3,174,603

ATV Entrepreneurs VI, L.P. 485 Ramona Street Palo Alto, CA 94301-1708	158,730

Morgenthaler Partners VII, L.P. 2710 Sand Hill Road, Suite 100 Menlo Park, CA 94025	2,000,000

ABS Ventures HC, L.P. Susan Adams ABS Ventures 890 Winter Street, Suite 225 Waltham, MA 02451 E-MAIL: susan.adams@absventures.com	1,000,000

New Enterprise Associates VIII, Limited Partnership 1119 St. Paul Street Baltimore, MD 21202	100,000

New Enterprise Associates 8A, Limited Partnership 1119 St. Paul Street Baltimore, MD 21202	100,000

Scott Grant	100,000

Sandra Wanner	16,666

Paula Doran	30,000

Scott Hesler	16,666

Mike Padgett	16,666

TOTAL:	10,046,664

SERIES D INVESTORS

Name of Investor	Number of Shares of Series D Preferred Stock
Caduceus Private Investments II, LP c/o OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017-2023	3,843,602

Caduceus Private Investments II (QP), LP c/o OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017-2023	1,439,124

UBS Juniper Crossover Fund, L.L.C. c/o OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017-2023	476,436

Morgan Stanley Dean Witter Venture Partners IV, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	1,359,861

Morgan Stanley Dean Witter Venture Investors IV, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	157,766

Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	53,054

Morgan Stanley Venture Partners 2002 Fund, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	1,208,497

Name of Investor	Number of Shares of Series D Preferred Stock
Morgan Stanley Venture Investors 2002 Fund, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	362,183

St. Paul Venture Capital VI, LLC 10400 Viking Drive Eden Prairie, MN 55344	1,570,680

Advanced Technology Ventures VI, L.P. 485 Ramona Street Palo Alto, CA 94301-1708	1,844,927

ATV Entrepreneurs VI, L.P. 485 Ramona Street Palo Alto, CA 94301-1708	92,246

Morgenthaler Partners VII, L.P. 2710 Sand Hill Road, Suite 100 Menlo Park, CA 94025	1,570,680

New Enterprise Associates 8A, Limited Partnership 1119 St. Paul Street Baltimore, MD 21202 Attn: Pamela Clark	259,162

Scott Grant	100,000

Bruce W. Schwab Townsend and Townsend and Crew LLP Two Embarcadero Center Eighth Floor San Francisco, CA 94111-3834 (415) 576-0200 bwschwab@townsend.com	18,325

Todd Cornell	10,000

HEWM/VLG Investments, LLC Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025	20,942

Name of Investor	Number of Shares of Series D Preferred Stock
Mark B. Weeks c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025	2,617

Edward Y. Kim c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025	5,235

TOTAL:	14,395,337

SERIES E INVESTORS

Investor	Number of Shares of Series E Preferred Stock
Cargill, Incorporated 1200 Park Place, Suite 300 San Mateo, CA 94403	22,916,667

Caduceus Private Investments II, LP c/o OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017-2023	556,157

Caduceus Private Investments II (QP), LP c/o OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017-2023	208,237

UBS Juniper Crossover Fund, L.L.C. c/o OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017-2023	68,939

Morgan Stanley Dean Witter Venture Partners IV, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	174,554

Morgan Stanley Dean Witter Venture Investors IV, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	20,251

Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	6,810

Investor	Number of Shares of Series E Preferred Stock
Morgan Stanley Venture Partners 2002 Fund, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	155,125

Morgan Stanley Venture Investors 2002 Fund, L.P. c/o Morgan Stanley Venture Partners 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025 Attn: Melissa Daniels	46,490

St. Paul Venture Capital VI, LLC 10400 Viking Drive Eden Prairie, MN 55344 Attn: Lisa Corbin	629,487

Advanced Technology Ventures VI, L.P. 485 Ramona Street Palo Alto, CA 94301-1708 Attn: Elaine Caughey	929,563

ATV Entrepreneurs VI, L.P. 485 Ramona Street Palo Alto, CA 94301-1708 Attn: Elaine Caughey	46,478

Morgenthaler Partners VII, L.P. 2710 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Attn: G. Gary Shaffer	757,848

New Enterprise Associates VIII, Limited Partnership 1119 St. Paul Street Baltimore, MD 21202 Attn: Pamela Clark	62,500

New Enterprise Associates 8A, Limited Partnership 1119 St. Paul Street Baltimore, MD 21202 Attn: Pamela Clark	62,500

ABS Ventures VII L.P. ABS Ventures 890 Winter Street, Suite 225 Waltham, MA 02451 Attn: Susan Adams	629,650

Investor	Number of Shares of Series E Preferred Stock
Anthony P.C. Yim, MA, DM, FRCS, FACS, FCCP Professor of Surgery and Chief of Cardiothoracic Surgery The Chinese University of Hong Kong Prince of Wales Hospital Shatin, N.T. Hong Kong Tel: (852) 2632 2629 Fax: (852) 2647 8273 e-mail:yimap@cuhk.edu.hk	33,333

VLG Investments 2006 LLC c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 Attn: Mark Royer	22,916

Mark B. Weeks c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025	4,166

Edward Y. Kim c/o Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025	4,166

Trellis Health Ventures II L.P. 425 Market Street, Ste 2200 San Francisco, CA 94105 415 951 4799 Attn: Paul J. Felton	208,333

Kim Kniest	5,208

Mendelson Family Trust	3,800

Investor	Number of Shares of Series E Preferred Stock
VP Company Investments 2004, LLC c/o Chief Financial Officer Latham & Watkins LLP 555 West Fifth Street, Suite 800 Los Angeles, CA 90013-1010 Phone: (213) 891-7220 Fax: (213) 891-7123	5,300

Mark V. Roeder Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Phone: (650) 328-4600 Fax: (650) 463-2600	1,500

TOTAL:	7,559,978